EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****]

TRANSITION AGREEMENT AND GENERAL RELEASE

Postal Realty Trust, Inc., a Maryland corporation, headquartered at 75 Columbia Avenue, Cedarhurst, New York 11516 (the “Company”), and Robert Klein (“Klein”) (collectively the “Parties”) hereby enter into this Transition Agreement and General Release (“Agreement”), effective upon Klein’s execution of this Agreement (“Effective Date”). The Parties hereby agree to the following terms:

1. Entire Agreement. This Agreement, together with the Supplemental Release attached hereto as Exhibit A (the “Supplemental Release”), sets forth the entire agreement between the Parties, and except for any indemnification, arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, non-disparagement or confidentiality agreements between the Company or any of its affiliates and Klein (which shall remain in full force and effect according to their terms to the maximum extent permitted by applicable law), fully supersedes any prior agreements or understandings between the Parties. Should the Supplemental Release attached hereto as Exhibit A be executed and become effective in accordance with its terms, it shall be incorporated into this Agreement. Klein acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement and the Supplemental Release.

2. Separation Date, Transition Period and Related Matters.

(a) Whether or not Klein executes this Agreement, the Company will pay Klein (i)(A) his earned but unpaid base salary through his last day of employment with the Company (the “Separation Date”), plus (B) his accrued but unpaid paid time off through the Separation Date, plus (C) any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the Separation Date, in each case payable in a lump sum in the first regularly-scheduled payroll following the Separation Date (unless required to be paid earlier by applicable law), (ii) any vested benefits due to Klein under the terms of any deferred compensation, incentive or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan, and (iii) reimbursement of business expenses incurred prior to the Separation Date, payable in accordance with the terms and conditions of the Company’s applicable expense reimbursement policies and procedures (collectively, the “Accrued Benefits”), in each case of clauses (i)-(iii), less applicable taxes, withholdings, and deductions.

(b) Provided that this Agreement becomes effective, subject to the terms and conditions herein, the Parties agree as follows:

(i) Effective as of the Effective Date, Klein shall resign from all offices, directorships, appointments and other positions (including fiduciary positions) Klein holds with the Company and all of its direct and indirect parents, subsidiaries, affiliates or related entities, other than his capacity as principal financial officer of the Company (as defined in the rules under the Securities Exchange Act of 1934, as amended) (the “Principal Financial Officer”). Klein agrees that this Agreement shall serve as written notice of resignation for such purpose.

(ii) From the Effective Date until June 30, 2025 (which is intended to be the Separation Date for purposes of this Agreement) (such period, the “Transition Period”), the Company agrees to continue to employ Klein, and Klein agrees to remain employed by the Company, in a transitional role.

(iii) Commencing on the day following the Separation Date until the date the Company files its Form 10-Q for the period ending on June 30, 2025 (such end date, the “Completion Date” and such period, the “Consulting Period”), the Company agrees to engage Klein as a consultant, and Klein agrees to provide services to the Company in his role as a consultant.

(iv) During the Transition Period and the Consulting Period, Klein shall oversee and assist with the preparation of the Company’s Form 10-Q for the period ending on June 30, 2025 for filing and, unless the Company determines otherwise, shall sign the Form 10-Q (and any related documentation) in his capacity as the Principal Financial Officer (such duties, the “Transition Support Duties”).

(v) Effective as of the Completion Date, Klein shall resign as the Principal Financial Officer. Klein agrees that this Agreement shall serve as written notice of resignation for such purpose.

(c) Klein acknowledges and agrees that:

(i) As of the Separation Date, Klein’s employment with the Company and all of its direct and indirect parents, subsidiaries, affiliates or related entities will be terminated. After the Separation Date, except as required to perform the Transition Support Duties, Klein shall not represent that Klein is an employee, officer, agent, or representative of the Company or any of its direct or indirect parents, subsidiaries, affiliates, or related entities for any purpose.

(ii) In connection with Klein’s termination of employment with the Company, Klein is not entitled to receive any compensation or benefits pursuant to that certain Amended and Restated Employment Agreement, dated as of October 17, 2023, by and between the Company and Klein (the “Employment Agreement”), other than the Accrued Benefits.

(iii) Neither the execution of this Agreement nor Klein’s revised role during the Transition Period shall give rise to Klein’s ability to resign for “Good Reason” pursuant to the Employment Agreement, and Klein affirmatively waives any right to resign following the Effective Date for “Good Reason” pursuant to the Employment Agreement.

(d) Notwithstanding any other provisions of this Agreement, the Company reserves the right, in its sole and absolute discretion, to place Klein on paid administrative leave prior to the Separation Date, or to modify Klein’s duties prior to the Separation Date, and none of those actions shall be a breach of this Agreement. Additionally, and notwithstanding any other provision of this Agreement, should Klein fail to comply with the terms of this Agreement, the Company may at its election terminate Klein’s employment immediately.

3. Consideration.

(a) If Klein fully complies with the terms and conditions set forth in this Agreement (including performing the Transition Support Duties in accordance with Paragraph 2(b)(iv) above), during the Transition Period, the Company agrees to pay Klein his regular base salary, less applicable taxes, withholdings, and deductions, payable in accordance with the Company’s current payroll practices, and Klein shall be entitled to continue to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, until the Separation Date.

(b) Pursuant to the terms of the Postal Realty Trust, Inc. 2019 Equity Incentive Plan (the “Equity Plan”), including, but not limited to, the Alignment of Interest Program under the Equity Plan (the “AOI”), and the award agreements issued thereunder (the “Award Agreements”) (collectively, the Equity Plan, AOI, and Award Agreements are referred to herein as the “Equity Plan Governing Documents”), Klein has been granted certain equity awards which remain outstanding, unconverted and unvested as of the Separation Date (the “Unvested Awards”). If Klein fully complies with the terms and conditions set forth in this Agreement (including performing the Transition Support Duties in accordance with Paragraph 2(b)(iv) above), executes and delivers a copy of the Supplemental Release attached hereto as Exhibit A to the Company on (and not before) the Completion Date and does not revoke such Supplemental Release, the Company agrees to pay Klein a gross amount equal to $500,000 (the “Consideration”), less applicable taxes, withholdings, and deductions. The Parties agree that the Company shall pay the Consideration in part by accelerating the vesting of 28,000 Unvested Awards (as determined in the Company’s sole discretion, the “Selected Awards”), with the remainder paid in cash. With respect to the accelerated vesting of the Selected Awards, (i) such vesting acceleration shall occur as of the Revocation Deadline (as defined in the Supplemental Release), (ii) the value attributable to the vesting of such Selected Awards with respect to the payment of the Consideration shall be determined based on the Fair Market Value of such Selected Awards (determined in accordance with the Equity Plan Governing Documents) as of the Separation Date, and (iii) Klein acknowledges and agrees (A) not to sell, transfer or otherwise dispose of the shares and/or vested awards resulting from the vesting acceleration of the Selected Awards during the three (3)-month period following the Completion Date (the “No-Sell Period”) and (B) not to sell, transfer or otherwise dispose of more than one-third of such shares and/or vested awards during each of the next three (3) months following the No-Sell Period. With respect to the portion of the Consideration paid in cash, such payment shall be made in a lump sum as soon as administratively practicable, but in no event later than thirty (30) days, following the Completion Date. If Klein does not comply with the terms and conditions set forth in this Agreement or if Klein does not timely execute or revokes the Supplemental Release, Klein shall automatically and immediately forfeit any entitlement to the Consideration, effective as of the earliest date of such non-compliance, failure to timely execute, or revocation.

(c) Notwithstanding anything to the contrary in the Equity Plan Governing Documents, (i) Klein’s Unvested Awards, other than the Selected Awards, shall automatically and immediately be cancelled and forfeited, and shall lapse, for no consideration, effective as of July 1, 2025, (ii) the Selected Awards shall remain outstanding and eligible to vest following the Separation Date in accordance with Paragraph 3(b), and (iii) to the extent the Consideration is not earned, the Selected Awards shall automatically and immediately be cancelled and forfeited, and shall lapse, for no consideration, effective as the Completion Date (or such earlier date as determined by the Company, in its sole discretion).

4. No Consideration Absent Execution of This Agreement. Klein understands and agrees he would not receive the monies and/or benefits set forth in Paragraph 3(a) above, except for his execution of the Agreement and the fulfillment of the promises contained herein, and would not receive the monies and/or benefits set forth in Paragraph 3(b) above, except for his execution of both the Agreement and the Supplemental Release and the fulfillment of the promises contained therein. Moreover, Klein further affirms: (i) the payments and benefits provided under this Agreement and the Supplemental Release are the only such severance payments and benefits he is eligible or entitled to receive in connection with his separation from employment and consulting period with the Company; and (ii) Klein will have no other rights to severance payments or benefits (including, without limitation, under any other severance policy, plan, or practice) following his execution of the Supplemental Release.

5. General Release of Claims, Claims Not Released & Related Provisions.

(a) General Release of Claims. Klein, for himself and his present spouse, dependents, heirs, executors, administrators, successors, assigns and anyone claiming by or through him (collectively referred to throughout this Agreement as “Employee”), knowingly and voluntarily releases and forever discharges the Company, its present and former owners, partners, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, successors and assigns and the current and former employees, partners, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, whether known and unknown, asserted or unasserted, which the Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

●	Title VII of the Civil Rights Act of 1964;

●	The Civil Rights Act of 1991;

●	Sections 1981 through 1988 of Title 42 of the United States Code;

●	The Employee Retirement Income Security Act of 1974;

●	The Immigration Reform and Control Act;

●	The Sarbanes-Oxley Act of 2002;

●	The Americans with Disabilities Act of 1990;

●	The Equal Pay Act;

●	The Family and Medical Leave Act;

●	The Workers Adjustment and Retraining Notification Act;

●	The Occupational Safety and Health Act;

●	The Genetic Information Non-Discrimination Act;

●	The Fair Credit Reporting Act;

●	The New York State Human Rights Law;

●	The New York City Human Rights Law;

●	The New York City Civil Rights Law;

●	The New York Equal Pay Law;

●	The New York Non-Discrimination for Legal Activities Law;

●	The New York Whistleblower Law;

●	The Non-Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law;

●	The New York Labor Law;

●	The New York State Worker Adjustment and Retraining Notification Act;

●	The New York Occupational Safety and Health Laws;

●	The New York Fair Credit Reporting Act;

●	The New York Wage-Hour and Wage-Payment Laws and Regulations;

●	The New York City Administrative Code and Charter;

●	The New York City Earned Safe and Sick Time Act;

●	The New York City Temporary Schedule Change Law;

●	Any other federal, state or local civil, human rights, discrimination, retaliation, harassment, compensation, defamation, employment, wage, qui tam, or other local, state or federal law, regulation or ordinance;

●	Any benefit (including severance), payroll or other plan, policy or program;

●	Any public policy, contract, third-party beneficiary, tort or common law claim;

●	Any amendment to any of the foregoing so that no claim exists or is not barred by this Agreement; and,

●	Any claim for costs, fees, or other expenses including attorneys’ fees.

(b) Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under the Company’s qualified benefit plans in which the Employee participated as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; and/or (v) challenge the validity of this Agreement.

(c) Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, DOL) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to participate in any federal, state, or local whistleblower programs. Employee affirms that with the exception of any claims brought by the Securities and Exchange Commission (“SEC”) or the Occupational Safety and Health Administration (“OSHA”), or as otherwise required by law, Employee waives any right to monetary relief for any claims released by Paragraph 5(a). In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, limits on disclosure, affirmations, non-disparagement, and claw back clauses prohibits Employee from: (i) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (iii) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the SEC, OSHA, and/or the Commodity Futures Trading Commission. Employee is not required to notify or obtain permission from Employer when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Agreement (including, without limitation, any confidentiality agreement or clauses) prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

(d) Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer is a party.

6. Acknowledgments and Affirmations.

(a) Employee affirms he has not filed, caused to be filed, or presently is a party to any claim against Employer.

(b) Employee affirms he has been paid and/or has received all compensation, wages, bonuses, paid time off, commissions and/or benefits to which Employee may be entitled.

(c) Employee affirms he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

(d) Employee affirms he has no known workplace injuries or occupational diseases and knows of no basis to file a claim for workers compensation insurance, disability or other benefits.

(e) Employee affirms he has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.

(f) Employee affirms he has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers.

(g) Employee affirms he is unaware of any actions, misconduct, frauds or other acts or omissions by the Employer that can, or might, form the basis of a claim or cause of action arising under the federal False Claims Act, 31 U.S.C. § 3729, et seq., or any other federal, state or local law, statute or regulation, including those which provide for whistleblower, qui tam, or other litigation

(h) Employee affirms he is not a Medicare beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare.

7. Limited Disclosure. Klein affirms that prior to the execution of this Agreement, he has not revealed the existence or terms of the Agreement, or any underlying information leading to this Agreement, to any third parties. This provision shall not prevent Klein from disclosing information consistent with Paragraph 5(c) above, or to his spouse, immediate family members, tax advisor, and/or an attorney with whom Klein chooses to consult, provided they are advised as to the confidentiality of the information.

8. Non-Disparagement.

(a) Employee agrees not to defame or maliciously disparage Employer in any manner whatsoever. Employee further agrees not to disrupt or interfere with Employer’s business in any way by engaging in, contributing to or supporting conduct including, but not limited to, unauthorized use, access, or destruction of Employer’s premises or property.

(b) Any inquiries to the Company by third parties for employment references or otherwise concerning Klein’s employment with the Company shall be directed to the Company’s President, who shall only provide the dates of Klein’s service.

9. [****].

10. Preservation of Confidential Information. Employee acknowledges during the course of Klein’s employment, he had access to information that is confidential and proprietary to Employer (“Confidential Information”). Employee agrees Employer had no obligation to specifically identify any information as Confidential Information in order for it to be entitled to protection as such. For purposes of this Agreement, Confidential Information shall include information of any kind, nature, or description, that (i) relates to the Company’s business or the business of any of its affiliates, (ii) provides the Company or any of its affiliates economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by the Employee as a direct or indirect result of, or during the course of, the Employee’s employment with the Company. Confidential Information includes, but is not limited to, the Company’s or its affiliates’ trade secrets, proprietary information and intellectual property and may also relate to, without limitation: any actual or potential tenant or property seller; business, marketing procedures, processes, and services; hardware; software; research; marketing; developments; finances and financial affairs; accounting; engineering; employees; training; business practices; acquisitions; potential acquisitions; tenant or seller lists; tenant or seller contact lists; vendor lists; supplier lists; pricing; pricing agreements; acquisition or lease agreements; service resources; system designs; procedures or manuals; policies; the prices the Company or its affiliates obtain or have obtained or at which they sell or have sold their services or products; or the name of the Company’s or its affiliates’ personnel and those to whom the personnel report. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Cooperation. Employee agrees that Employee will fully cooperate with the Company during the Transition Period and the Consulting Period in transitioning Employee’s duties and responsibilities. This cooperation includes, but is not limited to, matters in which Employee was in any way involved during his employment with the Company, as well as any public communications relating to the Employee, their employment, or their separation from the Company. Employee also agrees that after the Separation Date, he will continue to provide reasonable cooperation to the Company and/or its affiliates in connection with any legal claim, investigation, or other matter relating to any event or issue that occurred during Employee’s employment and in which Employee was involved or of which Employee has knowledge. Employee shall render such cooperation in a timely manner on reasonable notice from the Company. Employee’s cooperation shall be subject to the terms of the indemnification agreement between the Employee and the Company and the indemnification provisions under the Company’s bylaws.

12. Relief for Breach of this Agreement. Employee agrees that it is fair and reasonable and necessary to protect the business, operations, assets, and reputation of Employer for Employee to make the covenants and undertakings set forth in Paragraphs 8, 9 and 10. Furthermore, Employee agrees that if Employee breaches or attempts to breach or violate any of the foregoing provisions, Employer will be irreparably harmed, and monetary damages will not provide an adequate remedy. Accordingly, it is agreed that Employer may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (and where applicable without the necessity of posting a bond or other security) in order to prevent breach of this Agreement or to specifically enforce the provisions hereof, and Employee hereby consents to the granting of such relief, without having to prove the inadequacy of the available remedies at law or actual damages. It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity. If it is established that Employee breached or caused any breach of this Agreement by a court of competent jurisdiction, in addition to any damages awarded by the court, Employee will reimburse Employer for any attorneys’ fees and costs incurred in enforcing this Agreement. Employee further agrees that the covenants and undertakings covered by this Agreement are reasonable in light of the facts as they exist on the date hereof. However, if at any time, a court shall determine that the scope or subject matter is unreasonable in any respect, it shall be modified as such court determines may be reasonable.

13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions. In the event Employee or the Company breaches any provision of this Agreement, Klein and the Company affirm that either may institute binding arbitration to specifically enforce any term or terms of this Agreement and/or to seek any damages for breach. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release.

14. Amendment. Except as provided herein, this Agreement may not be modified, altered, or changed without the express written consent of both parties wherein specific reference is made to this Agreement.

15. Resolution of Disputes. Any controversy or claim arising out or related to this Agreement, or the breach thereof, shall be decided by binding arbitration in New York. Such arbitration shall be administered by the American Arbitration Association and shall be conducted in accordance with Employment/Workplace Arbitration Rules and Mediation Procedures. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either Party of any liability or unlawful conduct of any kind.

17. Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18. Counterparts and Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail, or which is made electronically, will have the same effect as the original signature. This Agreement shall not be enforceable until executed by the Company.

19. Legal Fees. Each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement and the Supplemental Release.

20. Competency to Waive Claims. At the time of considering or executing this Agreement, Klein was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Klein is competent to execute this Agreement and knowingly and voluntarily waives any and all claims he may have against Employer. Klein certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against Employer.

21. Section 409A. In no event whatsoever will Employer be liable for any additional tax, interest or penalties that may be imposed on Klein by Code Section 409A or damages for failing to comply with Code Section 409A with respect to any benefits or payments made pursuant to this Agreement or the Equity Governing Documents.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

By:	/s/ Robert Klein	Date:	06/18/2025
Robert Klein

POSTAL REALTY TRUST, INC.

By:	/s/ Jeremy Garber	Date:	06/18/2025
Jeremy Garber
President

Signature Page to Transaction Agreement and General Release

EXHIBIT A

SUPPLEMENTAL RELEASE

By signing this Supplemental Release, Klein reaffirms and restates that he knowingly and voluntarily extends the general release of claims set forth in Paragraph 5(a) of the Transition Agreement and General Release to which this Supplemental Release is attached (the “Agreement”) to any and all claims that may have arisen between the date Klein executed the Agreement through the date Klein executes this Supplemental Release, subject to the exclusions and terms set forth in the Agreement. All capitalized terms not defined in this Supplemental Release shall have the meanings set forth in the Agreement.

Additionally, Klein agrees and understands that by executing this Supplemental Release, Klein is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Klein acknowledges that he has carefully read and understands this Supplemental Release in its entirety, and executes it voluntarily and without coercion.

Klein has been advised to consult with a competent, independent attorney of his choice, at his expense, regarding the legal effect of this Supplemental Release before signing it. Klein acknowledges that he has had at least twenty-one (21) days from receipt of this Supplemental Release to consider whether to execute this Supplemental Release.

Klein understands that he has seven (7) days following his execution of this Supplemental Release to revoke it in writing and that this Supplemental Release is not effective or enforceable until after this seven (7)-day period has expired without revocation. If Klein wishes to revoke this Supplemental Release after signing it, Klein must provide written notice of his decision to the Company, Attention: Carrie Herz, by no later than 12:01 a.m. on the eighth calendar day after the date by which Klein has signed this Supplemental Release (the “Revocation Deadline”).

Without limiting the generality of the foregoing, this Supplemental Release is intended to and shall release Employer (as defined in the Agreement) from all claims, whether known or unknown, which Employer ever had, now have, or may have against Employer arising out of Klein’s employment, contractor engagement, and/or the termination of such relationships.

Klein confirms that he has returned to the Company, without copying or reproducing, all property belonging to the Company, including but not limited to laptops and business and client information and documents in any form, whether electronic or tangible. Klein confirms that he has destroyed any and all of the Company’s confidential information (as defined in the Agreement), whether tangible or intangible (including but not limited to documents, copies of documents, data compilations in any form, software, programs, contact lists, and electronically created or stored materials that he received, created or to which he had access). Klein also confirms that he has returned all tangible property belonging to the Company to Carrie Herz. Klein further affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of Klein’s property.

[Signature Page Follows]

Supplemental Release

IN WITNESS WHEREOF, the Employee knowingly and voluntarily executed this Supplemental Release as of the date set forth below:

Date:
Robert Klein

Supplemental Release